Exhibit 99.1

Clearwire Corporation Provides Transaction Update
BELLEVUE, Wash. - Feb. 27, 2013 - Clearwire (NASDAQ: CLWR) today announced that it has elected to take the $80 million March draw under the terms of its agreements with Sprint Nextel Corporation (“Sprint”) that provide additional financing to Clearwire in the form of exchangeable notes, which will be exchangeable under certain conditions for Clearwire common stock at $1.50 per share, subject to adjustment under certain conditions (the “Sprint Financing Agreements”). The Special Committee has not made any determination as to whether to take any future draws under the Sprint Financing Agreements and has not made any determination to change its recommendation of the current Sprint transaction.

As previously disclosed on January 8, 2013, Clearwire received an unsolicited, non-binding proposal from DISH Network Corporation (“DISH”), which was a preliminary indication of interest and subject to numerous, material uncertainties and conditions. Consistent with its fiduciary duties to Clearwire's non-Sprint class A stockholders, the Special Committee of Clearwire's board of directors has engaged in discussions with DISH concerning its proposal and with Sprint over the course of the last two months, and the Special Committee intends to continue such discussions. The Special Committee will pursue the course of action that it believes is in the best interests of Clearwire's non-Sprint Class A stockholders.

Also, Clearwire and Sprint have amended the Sprint Financing Agreements to remove the condition to Sprint's obligation to provide financing for the last three draws (in August, September and October 2013) that an agreement has been reached between Sprint and Clearwire on the accelerated build out of Clearwire's wireless broadband network. This amendment will allow Clearwire, at its option, to take the last three draws under the Sprint Financing Agreements whether or not an accelerated build out agreement has been entered into by the parties. Clearwire does not expect to enter into an accelerated build-out agreement with Sprint at this time.

About Clearwire

Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries, including Sprint and NetZero. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TDD-LTE Initiative to further the TDD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.
This press release contains forward-looking statements relating to the proposed merger and related transactions (the “transaction”) between Sprint and Clearwire. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits and synergies of the transaction; the competitive ability and position of Sprint and Clearwire; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, any conditions imposed in connection with the transaction, approval of the transaction by Clearwire stockholders, the satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement, and other factors discussed in Clearwire's and Sprint's Annual Reports on Form 10-K for their respective fiscal years ended December 31, 2012 and December 31, 2011, respectively, their other respective filings with the U.S. Securities and Exchange Commission (the “SEC”) and the proxy statement and other materials that will be filed with the SEC by Clearwire in connection with the transaction. There can be no assurance that the transaction will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the transaction will be realized.

Additional Information and Where to Find It
In connection with the transaction, Clearwire has filed a Rule 13e-3 Transaction Statement and a preliminary proxy statement with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the Clearwire's stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CLEARWIRE AND THE TRANSACTION. Investors and security holders may obtain free copies of these documents (and, when available, will be able to obtain a copy of the definitive proxy statement) and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, the documents filed by Clearwire with the SEC may be obtained free of charge by contacting Clearwire at Clearwire, Attn: Investor Relations, (425) 505-6494. Clearwire's filings with the SEC are also available on its website at www. clearwire.com.

Participants in the Solicitation
Clearwire and its officers and directors and Sprint and its officers and directors may be deemed to be participants in the solicitation of proxies from Clearwire stockholders with respect to the transaction. Information about Clearwire officers and directors and their ownership of Clearwire common shares is set forth in the proxy statement for Clearwire's 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2012. Information about Sprint officers and directors is set forth in Sprint's Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Clearwire with the SEC.

Media Contacts:
Susan Johnston, (425) 505-6178
susan.johnston@clearwire.com
JLM Partners for Clearwire
Mike DiGioia or Jeremy Pemble, (206) 381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com
Investor Contacts:
Alice Ryder, (425) 505-6494
alice.ryder@clearwire.com
MacKenzie Partners for Clearwire
Dan Burch or Laurie Connell, (212) 929-5500
dburch@mackenziepartners.com or lconnell@mackenziepartners.com